Exhibit 3.15

CERTIFICATE OF FORMATION
OF

CLOSETMAID LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:            The name of the limited liability company (hereinafter referred to as the “Company”) is ClosetMaid LLC.

SECOND:       The name of the registered agent and the address of the registered office of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD,           This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on September 12, 2017.

By:	/s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Authorized Person

[Signature Page to Certificate of Formation]